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                              EXHIBIT 23(D)(1)(RR)
                          INVESTMENT ADVISORY AGREEMENT



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                                     FORM OF
                          INVESTMENT ADVISORY AGREEMENT
                                IDEX MUTUAL FUNDS

         This Agreement, entered into as of March 1, 2003 between IDEX Mutual Funds, a Massachusetts business trust (referred to herein as the "Trust") and AEGON/Transamerica Fund Advisers, Inc., a Florida corporation (referred to herein as "ATF Advisers"), to provide certain management and advisory services to certain series of shares of beneficial interest in the Trust as listed on the attached Schedule A to this Agreement (each a "Fund," collectively the "Funds").

         The Trust is registered as an open-end investment company registered under the Investment Company Act of 1940 ("1940 Act"), and consists of more than one series of shares, including the Funds. In managing the Funds, as well as in the conduct of certain of its affairs, the Trust wishes to have the benefit of the investment advisory services of ATF Advisers and its assistance in performing certain management, administrative and promotional functions. ATF Advisers desires to furnish services for the Trust and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties of agreed as follows:

         1. APPOINTMENT. The Trust hereby appoints ATF Advisers as the Trust's investment adviser and administrator for the period and on the terms set forth in this Agreement. ATF Advisers accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified. In all matters relating to the performance of this Agreement, ATF Advisers will act in conformity with the Trust's Declaration of Trust, Bylaws and current registration statement applicable to the Funds as it may be supplemented from time to time, and with the instructions and direction of the Board of Trustees of the Trust, and will conform to and comply with the 1940 Act and all other applicable federal or state laws and regulations.

         2. INVESTMENT ADVISORY SERVICES. In its capacity as investment adviser to the Trust, ATF Advisers shall have the following responsibilities:

         (a) to provide a continuous investment program for each Fund including advice as to the acquisition, holding or disposition of any or all of the securities or other assets which the Funds may own or contemplate acquiring from time to time, consistent with the Trust's Declaration of Trust and each Fund's investment objective and policies adopted and declared by the Board of Trustees and stated in the Funds' current Prospectus;

         (b) to cause the officers of ATF Advisers to attend meetings and furnish oral or written reports, as the Trust may reasonably require, in order to keep the Trustees and appropriate officers of the Trust fully informed as to the conditions of the investment securities of the Funds, the investment recommendations of ATF Advisers, and the investment considerations which have given rise to those recommendations; and

         (c) to supervise the purchase and sale of securities as directed by the appropriate officers of the Trust, including the selection of brokers and dealers to execute such transactions, consistent with paragraph 8 hereof.

         It is understood and agreed that ATF Advisers intends to enter into Sub-Advisory Agreements with various sub-advisers for the Funds listed on Schedule A pursuant to which ATF Advisers may delegate some or all of its responsibilities under this Section 2. The compensation to be paid to each sub-adviser for such services shall be set forth in each Sub-Advisory Agreement; provided, however, that each such Agreement shall be approved by the Board of Trustees, including a majority of the Trustees who are not parties to the Sub-Advisory Agreements or interested persons (within the meaning of Section 2(a)(19) of the 1949 Act) of any such party (the "Disinterested Trustees"), and by the holders of the outstanding voting securities of each of the Funds in accordance with the requirements of Section 15 of the 1940 Act, and shall otherwise be subject to, and contain such provisions as shall be required by, the 1940 Act.

         3. MANAGEMENT AND ADMINISTRATIVE SERVICES. ATF Advisers shall furnish or make available to the Funds the services of executive and management personnel to supervise the performance of all administrative, record-keeping, shareholder relations, regulatory reporting and compliance, and all other functions of the Funds, including supervising and coordinating the services of the Funds' custodian and transfer agent. ATF Advisers shall also assist in the preparation of reports to shareholders of the Funds and prepare sales literature promoting sale of the Funds' shares as requested by the Trust.


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         4. ALLOCATION OF EXPENSES. During the term of this Agreement, each Fund will bear all expenses not expressly assumed by ATF Advisers incurred in the operation of each Fund and the offering of its shares. Without limiting the generality of the foregoing:

         (a) Each Fund shall pay (i) fees payable to ATF Advisers pursuant to this Agreement; (ii) the cost (including brokerage commissions, if any) incurred in connection with purchases and sales of each Fund's portfolio securities; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of a Fund's shares for sale under federal and state securities laws; (v) its allocable share of the compensation, fees and reimbursements paid to the Trust's non-interested Trustees; (vi) custodian and transfer agent fees; (vii) legal and accounting expenses allocable to each Fund, including costs for local representation in Massachusetts and fees of special counsel, if any, for the independent Trustees; (viii) all federal, state and local tax (including stamp, excise, income and franchise taxes and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) expenses of shareholders' meetings and of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and ATF Advisers); (xii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds;
         (xiii) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Trust for violation of any law; (xiv) expenses of preparing, typesetting and printing prospectuses and supplements thereto for existing shareholders and of reports and statements to shareholders; (xv) fees and expenses in connection with membership in investment company organizations and 12b-1 fees; and (xvi) any extraordinary expenses incurred by the Trust on behalf of the Funds;

         (b) ATF Advisers shall pay (i) all expenses incurred by it in the performance of its duties under this Agreement; and (ii) compensation, fees and expenses of officers and Trustees of the Trust, except for such Trustees who are not interested persons (as defined in the 1940
         Act) of ATF Advisers;

         (c) If, for any fiscal year, the total expenses of a Fund, including but not limited to: the fees to ATF Advisers, compensation to its custodian, transfer agent, registrar, auditors and legal counsel, printing expense, and fees, compensation and expenses to Trustees who are not interested persons, exceed any expense limitation imposed by applicable state law, ATF Advisers shall reimburse a Fund for such excess in the manner and to the extent required by applicable state law; provided, however, that ATF Advisers shall reimburse each Fund for the amount of such expenses which exceed the expense cap of the Fund's average daily net assets as listed in Schedule A attached to this Agreement. For purposes of this sub-paragraph, "total expenses" shall not include interest, taxes, litigation expenses, brokerage commissions or other costs incurred in acquiring or disposing of any of a Fund's portfolio securities, expenses incurred pursuant to a Fund's Plan of Distribution under Rule 12b-1 of the 1940 Act, or any costs arising other than in the ordinary and necessary course of a Fund's business.

         5. OBLIGATIONS OF TRUST. The Trust shall have the following obligations under the Agreement:

         (a) to keep ATF Advisers continuously and fully informed as to the composition of its investment portfolio of each Fund and the nature of all of its assets and liabilities from time to time;

         (b) to furnish ATF Advisers with a certified copy of any financial statement or report prepared for a Fund by certified or independent public accountants, and with copies of any financial statements or reports made to its shareholders or to any governmental body or securities exchange;

         (c) to furnish ATF Advisers with any further materials or information which ATF Advisers may reasonably request to enable it to perform its functions under this Agreement; and

         (d) to compensate ATF Advisers for its services in accordance with the provisions of Section 6 hereof.

         6. COMPENSATION. Each Fund shall pay to ATF Advisers for its services a fee, computed daily and paid monthly, payable on the last day of each month during which or part of which this Agreement is in effect, as set forth in Schedule A attached to this Agreement, as it may be amended from time to time in accordance with Section 15 below. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an


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appropriate pro-ration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.

         7. TREATMENT OF INVESTMENT ADVICE. With respect to a Fund, the Fund shall retain full control over its own investment policies. However, the Trustees of the Trust may delegate to the appropriate officers of the Trust, or to a committee of Trustees, the power to authorize purchases, sales or other actions affecting each Fund in the interim between meetings of the Trustees, provided such action is consistent with the established investment policy of the Trustees and is reported to the Trustees at their next meeting.

         8. BROKERAGE COMMISSIONS. For purposes of this Agreement, brokerage commissions paid by a Fund upon the purchase or sale of its portfolio securities shall be considered a cost of securities of the Fund and shall be paid by the Fund. ATF Advisers is authorized and directed to place a Fund's securities transactions, or to delegate to each sub-adviser the authority and direction to place a Fund's securities transactions, only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates; provided, however, that ATF Advisers or each sub-adviser, may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if ATF Advisers or each sub-adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of ATF Advisers or each sub-adviser. ATF Advisers and each sub-adviser are also authorized to consider sales of Fund shares (which shall be deemed to include also shares of other registered investment companies with the same investment adviser) by a broker-dealer or the recommendation of a broker-dealer to its customers that they purchase Fund shares as a factor in selecting broker-dealers to execute the Fund's securities transactions, provided that in placing fund business with such broker-dealers, ATF Advisers and each sub-adviser shall seek the best execution of each transaction and all such brokerage placement shall be consistent with the Conduct Rules of the National Association of Securities Dealers, Inc. Notwithstanding the foregoing, the Trust shall retain the right to direct the placement of all securities transactions of each Fund, and the Trustees may establish policies or guidelines to be followed by ATF Advisers and each sub-adviser in placing portfolio transactions for each Fund pursuant to the foregoing provisions. ATF Advisers shall report on the placement of portfolio transactions each quarter to the Trustees of the Trust.

         9. PURCHASES BY AFFILIATES. Neither ATF Advisers nor any officer or Director thereof shall take a long or short position in the securities issued by the Funds. This prohibition, however, shall not prevent the purchase from a Fund of shares issued by the Fund on behalf of the Trust, by the officers or Directors of ATF Advisers (or by deferred benefit plans established for their benefit) at the current price available to the public, or at such price with reductions in sales charge as may be permitted by the Fund's current prospectus, in accordance with Section 22(d) of the 1940 Act.

         10. TERM. This Agreement shall continue in effect, unless sooner terminated in accordance with its terms, for an initial term ending April 30, 2003, and shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act, as amended) of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of each Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act.

         11. TERMINATION. This Agreement may be terminated at any time, without penalty, by the Trustees of the Trust, or with respect to a Fund, by the shareholders of such Fund acting by vote of at least a majority of its outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act), provided in either case that 60 days' written notice of termination be given to ATF Advisers at its principal place of business. This Agreement may be terminated by ATF Advisers at any time by giving 60 days' written notice of termination to the Trust, addressed to its principal place of business.


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         12. USE OF NAME. If this Agreement is terminated and ATF Advisers no longer serves as investment adviser to the Funds, ATF Advisers reserves the right to withdraw from the Trust the use of the name "IDEX" with respect to the Funds or any name misleadingly implying a continuing relationship between the Funds and ATF Advisers or any of its affiliates.

         13. LIABILITY OF ATF ADVISERS. ATF Advisers may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither ATF Advisers nor its officers, directors, employees or agents shall be subject to any liability to the Trust or the Funds or any shareholder of the Funds for any error of judgment, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in its performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

         14. ASSIGNMENT. This Agreement shall terminate automatically in the event of its assignment (as the term is defined in Section 2(a)(4) of the 1940
Act).

         15. AMENDMENTS. This Agreement may be amended only with the approval by the affirmative vote of a majority of the outstanding voting securities of each affected Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act) and the approval by the vote of a majority of Trustees of the Trust who are not parties hereto or interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of such amendment, unless otherwise permitted by the 1940 Act.

         16. PRIOR AGREEMENTS. This Agreement supersedes all prior agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this Agreement.

         17. LIMITATION OF LIABILITY. A copy of the Trust's Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trustees as Trustees of the Trust and not individually, and that the obligations under this Agreement are not binding upon any of the Trustees, officers, shareholders, agents or employees of the Trust individually, but binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

ATTEST:                                  AEGON/TRANSAMERICA FUND ADVISERS, INC.



By:                                      By:
   ----------------------------------       -----------------------------------
Name:   Gayle A. Morden                     Name:   John K. Carter
Title:  Assistant Vice President            Title:  Vice President, General
        and Assistant Secretary                     Counsel, Compliance Officer
                                                    and Secretary

ATTEST:                                  IDEX MUTUAL FUNDS



By:                                      By:
   ----------------------------------       -----------------------------------
Name:   Gayle A. Morden                     Name:   John K. Carter
Title:  Assistant Vice President            Title:  Vice President, General
        and Assistant Secretary                     Counsel and Secretary


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                          INVESTMENT ADVISORY AGREEMENT

                                   SCHEDULE A

                FUND                            INVESTMENT ADVISER COMPENSATION                   EXPENSE CAP     TERMINATION DATE
-----------------------------------   -------------------------------------------------------     -----------    -----------------
       IDEX PIMCO REAL RETURN             0.70% of the Fund's average daily net assets.              1.30%       February 28, 2005

IDEX CLARION REAL ESTATE SECURITIES       0.80% of the first $250 million of the Fund's              1.40%       February 28, 2005
                                       average daily net assets; 0.775% up to $500 million;
                                      0.70% up to $1 billion; and 0.65% of the Fund's average
                                           daily net assets in excess of $1 billion.


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